Exhibit 99.1

Investor Contact: Larry P. Kromidas
(314) 480-1452
lpkromidas@olin.com

  News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

FOR IMMEDIATE RELEASE

OLIN ANNOUNCES THIRD QUARTER 2016 EARNINGS

Third Quarter 2016 Highlights

•	Net income of $17.5 million and adjusted EBITDA of $221.9 million

•	Full year adjusted EBITDA guidance range of $810 million to $840 million

•	Announced fourth quarter 2016 adjusted EBITDA guidance range of $190 million to $220 million

Clayton, MO, October 31, 2016 - Olin Corporation (NYSE: OLN) announced today financial results for the third quarter ended September 30, 2016.

The third quarter 2016 reported net income was $17.5 million, or $0.11 per diluted share. Third quarter 2016 adjusted EBITDA of $221.9 million reflects depreciation and amortization expense of $135.3 million, restructuring charges of $5.2 million, and acquisition-related integration costs of $13.1 million. Adjusted net income from operations per share was $0.33 per diluted share, which excludes the aforementioned restructuring charges, acquisition-related integration costs and $40.4 million of step-up depreciation and amortization expense. Sales in the third quarter 2016 were $1,452.7 million.

John E. Fischer, President and Chief Executive Officer, said, “Third quarter results showed sequential improvement across all three segments from the second quarter. Despite higher natural gas and purchased ethylene costs in the third quarter, Chlor Alkali Products and Vinyls segment earnings improved as a result of higher caustic soda prices and higher volumes. We expect that the positive pricing trends in caustic soda will continue for the foreseeable future given improved caustic soda industry fundamentals. As a point of reference, if Olin’s forecasted fourth quarter 2016 caustic soda price remains constant through 2017, the year-over-year improvement on a full year basis in adjusted EBITDA would be approximately $100 million.

“The Epoxy business remains on track with its long-term plan, as demonstrated by stronger segment earnings and volumes in the third quarter. Prices improved in the third quarter compared to the second quarter but were offset by higher raw materials costs. Winchester third quarter 2016 segment earnings increased sequentially and year-over-year driven by increased sales to all customer categories. Winchester continues to expect segment earnings for the full year 2016 that exceed 2015 levels. Finally, we expect $60 million of cost and operational synergy savings this year with additional savings to be realized over the next four to six quarters.”

In the fourth quarter of 2016, Olin anticipates net income (loss) in the range of a $10 million net loss to $10 million net income, or $(0.05) to $0.05 per diluted share, and adjusted EBITDA to be in the $190 million to $220 million range.

•
Chlor Alkali Products and Vinyls segment earnings are expected to be slightly lower than third quarter earnings, reflecting higher caustic soda pricing offset by normal seasonally lower volumes and higher natural gas and purchased ethylene costs. Fourth quarter caustic soda pricing is expected to improve 7% to 10% sequentially from the third quarter;

•	Epoxy segment earnings are expected to be similar sequentially as price increases and lower expenses for maintenance outages offset higher raw materials costs and seasonally weaker volumes;

•	Normal seasonally weaker Winchester earnings are expected to decline compared to the third quarter; however, year-over-year fourth quarter results are expected to improve from 2015;

•	Corporate and Other costs are expected to increase compared to the third quarter due to higher environmental costs and lower pension income;

•	Pretax restructuring costs and acquisition-related integration costs are forecast to total approximately $20 million;

•	Acquisition step-up depreciation and amortization expense is forecast to be approximately $40 million; and

•	Net income forecast includes approximately $0.24 per diluted share of expected restructuring costs, acquisition-related integration costs and acquisition step-up depreciation and amortization expense.
As a result, Olin expects full year 2016 adjusted EBITDA to be in the range of $810 million to $840 million. The reduction in the full year adjusted EBITDA range from the previous guidance reflects the combined impact of higher natural gas and purchased ethylene costs on the third and fourth quarters and lower than expected third and fourth quarter Epoxy segment earnings.

SEGMENT REPORTING

Olin defines segment earnings as income (loss) before interest expense, interest income, other operating income (expense) and income taxes and include the earnings of non-consolidated affiliates in segment results consistent with management’s monitoring of the operating segments.

Beginning in the fourth quarter of 2015, Olin modified its reportable segments to incorporate the acquisition of Dow’s chlorine products businesses (the Acquired Business). Olin reports in three operating segments: Chlor Alkali Products and Vinyls, Epoxy and Winchester. The new reporting structure has been retrospectively applied to the financial results for all periods presented. The former Olin Chlor Alkali Products and Olin Chemical Distribution segments have been included in the new Chlor Alkali Products and Vinyls segment.

During 2016, Olin is providing sequential segment comparisons. Year-over-year segment comparisons for Chlor Alkali Products and Vinyls and Epoxy are not meaningful because Olin did not own the Acquired Business until October of 2015.

CHLOR ALKALI PRODUCTS AND VINYLS

Chlor Alkali Products and Vinyls sales for the third quarter 2016 were $779.4 million compared to $733.0 million in the second quarter 2016. Third quarter 2016 segment earnings of $53.7 million improved compared to $30.7 million in the second quarter 2016 primarily due to higher caustic soda pricing, increased caustic soda volumes, and decreased expenses for maintenance outages. This was partially offset by increased raw materials costs associated with purchased ethylene and natural gas pricing. Chlor Alkali Products and Vinyls third quarter 2016 results included depreciation and amortization expense of $106.3 million compared to $103.4 million in second quarter 2016.

EPOXY

Epoxy sales for the third quarter 2016 were $470.1 million compared to $450.0 million in the second quarter 2016. This increase in Epoxy sales is primarily due to higher volumes and increased prices. Third quarter 2016 segment earnings were $10.3 million compared to breakeven in the second quarter of 2016. The Epoxy segment earnings improvement is primarily due to an increase in volumes and a decrease of expenses for maintenance outages partially offset by increased raw materials costs associated with benzene and propylene pricing. Epoxy third quarter 2016 results included depreciation and amortization expense of $22.6 million compared to $23.0 million in second quarter 2016.

WINCHESTER

Winchester sales for the third quarter 2016 were $203.2 million compared to $181.0 million in the second quarter 2016. The increase is primarily due to increased shipments to commercial customers. Third quarter 2016 segment earnings were $36.0 million compared to $31.2 million in the second quarter 2016. The increase in segment earnings reflects higher commercial shipments, lower commodity and material costs and lower manufacturing and other costs. Winchester third quarter 2016 results included depreciation and amortization expense of $4.7 million compared to $4.5 million in second quarter 2016.

CORPORATE AND OTHER COSTS

Pension income included in the third quarter 2016 Corporate and Other segment was $15.4 million compared to $12.6 million in the second quarter of 2016.

Third quarter 2016 charges to income for environmental investigatory and remedial activities were $0.4 million compared to $2.4 million in the second quarter 2016. These charges relate primarily to remedial and investigatory activities associated with former waste sites and past operations of the legacy Olin businesses.

Other corporate and unallocated costs in the third quarter 2016 increased $4.3 million compared to the second quarter 2016, primarily due to higher legal and litigation costs partially offset by decreased management incentive compensation costs which includes mark-to-market adjustments on stock-based compensation expense.

DIVIDEND

On October 26, 2016, Olin’s Board of Directors declared a dividend of $0.20 on each share of Olin common stock. The dividend is payable on December 9, 2016 to shareholders of record at the close of business on November 10, 2016. This will be the 360th consecutive quarterly dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

Olin management will host a conference call to discuss third quarter 2016 earnings at 10:00 A.M. ET on Tuesday, November 1, 2016. The call, along with associated slides, which will be available one hour prior to the call, will be accessible via webcast through Olin’s website, www.olin.com. An archived replay of the webcast will also be available on Olin’s Investor Relations website beginning at 12:00 P.M. ET. A final transcript of the call will be posted the day following the event.

COMPANY DESCRIPTION

Olin Corporation is a leading vertically-integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach and hydrochloric acid. Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Visit www.olin.com for more information on Olin.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. These statements may include statements regarding the recent acquisition of the Acquired Business from The Dow Chemical Company (TDCC), the expected benefits and synergies of the transaction, and future opportunities for the combined company following the transaction. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “project,” “estimate,” “forecast,” “optimistic,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2015, include, but are not limited to, the following:

•
sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as ammunition, vinyls, urethanes, and pulp and paper, and the migration by United States customers to low-cost foreign locations;

•
the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	our substantial amount of indebtedness and significant debt service obligations;

•	weak industry conditions could affect our ability to comply with the financial maintenance covenants in our senior credit facilities;

•	the integration of the Acquired Business being more difficult, time-consuming or costly than expected;

•	higher-than-expected raw material and energy, transportation, and/or logistics costs;

•	our reliance on a limited number of suppliers for specified feedstock and services and our reliance on third-party transportation;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;

•	changes in legislation or government regulations or policies;

•	failure to control costs or to achieve targeted cost reductions;

•	adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	unexpected litigation outcomes;

•	complications resulting from our multiple enterprise resource planning (ERP) systems;

•	the failure or an interruption of our information technology systems;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan;

•	future funding obligations to our qualified defined benefit pension plan attributable to assumed pension liabilities;

•	fluctuations in foreign currency exchange rates;

•	failure to attract, retain and motivate key employees;

•	our ability to provide the same types and levels of benefits, services and resources to the Acquired Business that historically have been provided by TDCC at the same cost;

•	differences between the historical financial information of Olin and the Acquired Business and our future operating performance;

•	the effect of any changes resulting from the transaction with TDCC in customer, supplier and other business relationships; and

•	the effects of restrictions imposed on our business following the transaction with TDCC in order to avoid significant tax-related liabilities.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2016-20

Olin Corporation
Consolidated Statements of Operations(a)

	Three Months Ended		Nine Months Ended
(In millions, except per share amounts)	September 30, 2016	June 30, 2016	September 30, 2016
Sales	$1,452.7	$1,364.0	$4,164.9
Operating Expenses:
Cost of Goods Sold	1,284.4	1,236.9	3,696.7
Selling and Administration	82.0	79.3	249.4
Restructuring Charges(b)	5.2	8.2	106.2
Acquisition-related Costs(c)	13.1	16.3	39.6
Other Operating (Expense) Income(d)	(0.2)	(0.2)	10.5
Operating Income	67.8	23.1	83.5
Earnings of Non-consolidated Affiliates	0.5	0.4	1.1
Interest Expense	47.5	47.6	143.6
Interest Income	0.5	0.5	1.3
Income (Loss) before Taxes	21.3	(23.6)	(57.7)
Income Tax Provision (Benefit)	3.8	(22.6)	(36.3)
Net Income (Loss)	$17.5	$(1.0)	$(21.4)
Net Income (Loss) Per Common Share:
Basic	$0.11	$(0.01)	$(0.13)
Diluted	$0.11	$(0.01)	$(0.13)
Dividends Per Common Share	$0.20	$0.20	$0.60
Average Common Shares Outstanding - Basic	165.2	165.2	165.2
Average Common Shares Outstanding - Diluted	166.5	165.2	165.2

(a)	Unaudited.

(b)
Restructuring charges for the three months ended September 30, 2016 and June 30, 2016 and for the nine months ended September 30, 2016 were primarily associated with the closure of 433,000 tons of chlor alkali capacity across three separate Olin locations, of which $76.6 million was non-cash impairment charges for equipment and facilities for the nine months ended September 30, 2016.

(c)
Acquisition-related costs for the three months ended September 30, 2016 and June 30, 2016 and for the nine months ended September 30, 2016 were associated with our acquisition of the Acquired Business.

(d)
Other operating (expense) income for the nine months ended September 30, 2016 included an $11.0 million insurance recovery for property damage and business interruption related to a 2008 Henderson, NV chlor alkali facility incident.

Olin Corporation
Segment Information(a)

	Three Months Ended		Nine Months Ended
(In millions)	September 30, 2016	June 30, 2016	September 30, 2016
Sales:
Chlor Alkali Products and Vinyls	$779.4	$733.0	$2,216.7
Epoxy	470.1	450.0	1,380.3
Winchester	203.2	181.0	567.9
Total Sales	$1,452.7	$1,364.0	$4,164.9
Income (Loss) before Taxes:
Chlor Alkali Products and Vinyls	$53.7	$30.7	$152.5
Epoxy	10.3	—	18.5
Winchester	36.0	31.2	95.9
Corporate/Other:
Pension Income(b)	15.4	12.6	40.2
Environmental Expense	(0.4)	(2.4)	(5.5)
Other Corporate and Unallocated Costs	(28.2)	(23.9)	(81.7)
Restructuring Charges(c)	(5.2)	(8.2)	(106.2)
Acquisition-related Costs(d)	(13.1)	(16.3)	(39.6)
Other Operating (Expense) Income(e)	(0.2)	(0.2)	10.5
Interest Expense	(47.5)	(47.6)	(143.6)
Interest Income	0.5	0.5	1.3
Income (Loss) before Taxes	$21.3	$(23.6)	$(57.7)

(a)	Unaudited.

(b)
The service cost and the amortization of prior service cost components of pension expense related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data. All other components of pension costs are included in Corporate/Other and include items such as the expected return on plan assets, interest cost and recognized actuarial gains and losses.

(c)
Restructuring charges for the three months ended September 30, 2016 and June 30, 2016 and for the nine months ended September 30, 2016 were primarily associated with the closure of 433,000 tons of chlor alkali capacity across three separate Olin locations, of which $76.6 million was non-cash impairment charges for equipment and facilities for the nine months ended September 30, 2016.

(d)
Acquisition-related costs for the three months ended September 30, 2016 and June 30, 2016 and for the nine months ended September 30, 2016 were associated with our acquisition of the Acquired Business.

(e)
Other operating (expense) income for the nine months ended September 30, 2016 included an $11.0 million insurance recovery for property damage and business interruption related to a 2008 Henderson, NV chlor alkali facility incident.

Olin Corporation
Consolidated Balance Sheets(a)

	September 30,	December 31,
(In millions, except per share data)	2016	2015
Assets:
Cash & Cash Equivalents	$127.0	$392.0
Accounts Receivable, Net	744.1	783.4
Income Taxes Receivable	49.0	32.9
Inventories	617.0	685.2
Other Current Assets	16.1	39.9
Total Current Assets	1,553.2	1,933.4
Property, Plant and Equipment (Less Accumulated Depreciation of $1,788.6 and $1,499.4)	3,713.9	3,953.4
Deferred Income Taxes	112.2	95.9
Other Assets	640.3	454.6
Intangibles, Net	653.8	677.5
Goodwill	2,119.4	2,174.1
Total Assets	$8,792.8	$9,288.9
Liabilities and Shareholders' Equity:
Current Installments of Long-term Debt	$80.3	$205.0
Accounts Payable	509.7	608.2
Income Taxes Payable	13.3	4.9
Accrued Liabilities	291.5	328.1
Total Current Liabilities	894.8	1,146.2
Long-term Debt	3,597.5	3,643.8
Accrued Pension Liability	597.7	648.9
Deferred Income Taxes	1,036.6	1,095.2
Other Liabilities	335.5	336.0
Total Liabilities	6,462.1	6,870.1
Commitments and Contingencies
Shareholders' Equity:
Common Stock, Par Value $1 Per Share, Authorized 240.0 Shares (240.0 in 2015): Issued and Outstanding 165.3 Shares (165.1 in 2015)	165.3	165.1
Additional Paid-in Capital	2,242.8	2,236.4
Accumulated Other Comprehensive Loss	(466.7)	(492.5)
Retained Earnings	389.3	509.8
Total Shareholders' Equity	2,330.7	2,418.8
Total Liabilities and Shareholders' Equity	$8,792.8	$9,288.9

(a)	Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

(In millions)	Nine Months Ended September 30, 2016
Operating Activities:
Net Loss	$(21.4)
Earnings of Non-consolidated Affiliates	(1.1)
Losses on Disposition of Property, Plant and Equipment	0.6
Stock-Based Compensation	6.1
Depreciation and Amortization	397.4
Deferred Income Taxes	(34.8)
Write-off of Equipment and Facility Included in Restructuring Charges	76.6
Qualified Pension Plan Contributions	(7.1)
Qualified Pension Plan Income	(27.8)
Changes in:
Receivables	18.2
Income Taxes Receivable/Payable	(7.8)
Inventories	46.1
Other Current Assets	22.7
Accounts Payable and Accrued Liabilities	(54.1)
Other Assets	0.5
Other Noncurrent Liabilities	(7.5)
Other Operating Activities	0.5
Net Operating Activities	407.1
Investing Activities:
Capital Expenditures	(199.4)
Business Acquired in Purchase Transaction, Net of Cash Acquired	(69.5)
Payments under Long-term Supply Contract	(175.7)
Proceeds from Sale/Leaseback of Equipment	40.4
Proceeds from Disposition of Property, Plant and Equipment	0.4
Proceeds from Disposition of Affiliated Companies	6.6
Net Investing Activities	(397.2)
Financing Activities:
Long-term Debt Repayments	(176.1)
Stock Options Exercised	0.4
Dividends Paid	(99.1)
Debt Issuance Costs	(0.8)
Net Financing Activities	(275.6)
Net Decrease in Cash and Cash Equivalents	(265.7)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	0.7
Cash and Cash Equivalents, Beginning of Year	392.0
Cash and Cash Equivalents, End of Period	$127.0

(a)	Unaudited.

Olin Corporation
Non-GAAP Financial Measures(a)

Olin's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax expense (benefit), other expense (income), restructuring charges, acquisition-related costs and certain other non-recurring items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance of our assets without regard to financing methods, capital structures, taxes, or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. Reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are omitted from this release because Olin is unable to provide such reconciliations without the use of unreasonable efforts. This inability results from the inherent difficulty in forecasting generally and quantifying certain projected amounts that are necessary for such reconciliations. In particular, sufficient information is not available to calculate certain adjustments required for such reconciliations, including interest expense (income), income tax expense (benefit), other expense (income), restructuring charges, and acquisition-related costs. Because of our inability to calculate such adjustments, forward-looking net income guidance is also omitted from this release. We expect these adjustments to have a potentially significant impact on our future GAAP financial results.

	Three Months Ended		Nine Months Ended
(In millions)	September 30, 2016	June 30, 2016	September 30, 2016
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net Income (Loss)	$17.5	$(1.0)	$(21.4)
Add Back:
Interest Expense	47.5	47.6	143.6
Interest Income	(0.5)	(0.5)	(1.3)
Income Tax Provision (Benefit)	3.8	(22.6)	(36.3)
Depreciation and Amortization	135.3	132.4	397.4
EBITDA	203.6	155.9	482.0
Add Back:
Restructuring Charges(b)	5.2	8.2	106.2
Acquisition-related Costs(c)	13.1	16.3	39.6
Certain Non-recurring Items(d)	—	—	(11.0)
Adjusted EBITDA	$221.9	$180.4	$616.8

(a)	Unaudited.

(b)
Restructuring charges for the three months ended September 30, 2016 and June 30, 2016 and for the nine months ended September 30, 2016 were primarily associated with the closure of 433,000 tons of chlor alkali capacity across three separate Olin locations, of which $76.6 million was non-cash impairment charges for equipment and facilities for the nine months ended September 30, 2016.

(c)
Acquisition-related costs for the three months ended September 30, 2016 and June 30, 2016 and for the nine months ended September 30, 2016 were associated with our acquisition of the Acquired Business.

(d)
Certain non-recurring items for the nine months ended September 30, 2016 included an $11.0 million insurance recovery for property damage and business interruption related to a 2008 Henderson, NV chlor alkali facility incident.

Olin Corporation
Non-GAAP Financial Measures(a)

Olin's definition of adjusted net income (loss) from operations per share is net income (loss) per share plus a per dilutive share add-back for step-up depreciation and amortization recorded in conjunction with the Acquired Business, restructuring charges, acquisition-related costs, certain other non-recurring items and the tax impact of the aforementioned adjustments. Adjusted net income (loss) from operations per share is a non-GAAP financial measure excluding certain items that we do not consider part of ongoing operations. Management believes that this supplemental financial measure is meaningful to investors as a financial performance metric which is useful to investors for comparative purposes. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and adjusted net income (loss) from operations per share presented may not be comparable to similarly titled measures of other companies.

	Three Months Ended		Nine Months Ended
	September 30, 2016	June 30, 2016	September 30, 2016
Reconciliation of Net Income (Loss) Per Share to Adjusted Net Income from Operations Per Share:
Net Income (Loss) Per Share	$0.11	$(0.01)	$(0.13)
Add Back:
Restructuring Charges(b)	0.03	0.05	0.64
Acquisition-related Costs(c)	0.08	0.10	0.24
Certain Non-recurring Items(d)	—	—	(0.07)
Step-Up Depreciation and Amortization(e)	0.24	0.26	0.73
Income Tax Impact(f)	(0.13)	(0.16)	(0.58)
Adjusted Net Income from Operations Per Share	$0.33	$0.24	$0.83

(a)	Unaudited.

(b)
Restructuring charges for the three months ended September 30, 2016 and June 30, 2016 and for the nine months ended September 30, 2016 were primarily associated with the closure of 433,000 tons of chlor alkali capacity across three separate Olin locations, of which $76.6 million was non-cash impairment charges for equipment and facilities for the nine months ended September 30, 2016.

(c)
Acquisition-related costs for the three months ended September 30, 2016 and June 30, 2016 and for the nine months ended September 30, 2016 were associated with our acquisition of the Acquired Business.

(d)
Certain non-recurring items for the nine months ended September 30, 2016 included an $11.0 million insurance recovery for property damage and business interruption related to a 2008 Henderson, NV chlor alkali facility incident.

(e)
Step-up depreciation and amortization for the three months ended September 30, 2016 and June 30, 2016 and for the nine months ended September 30, 2016 was associated with the increase to fair value of property, plant and equipment, acquired intangible assets and long-term supply contracts at the acquisition date related to the purchase accounting of the Acquired Business.

(f)
The effective tax rate on the pretax adjustments from net income (loss) per share to adjusted net income from operations per share is approximately 37% for the three months ended September 30, 2016 and June 30, 2016 and for the nine months ended September 30, 2016.